The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling

1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

You may withdraw your indication of interest at any time.

 FINAL TERMS OF THE OFFERED CERTIFICATES

CLASS	INITIAL CLASS PRINCIPAL AMOUNT OR CLASS NOTIONAL AMOUNT(1)	RELATED MORTGAGE POOL	APPROXIMATE INITIAL INTEREST RATE	SUMMARY INTEREST RATE FORMULA	DESIGNATION	S&P RATING(15)	FITCH RATING(15)
OFFERED CERTIFICATES
Class 1-A-1	$174,939,500	1	5.507%	(2)	Super Senior	AAA	AAA
Class 1-A-2	$10,690,800	1	5.507%	(2)	Senior Support	AAA	AAA
Class 2-A-1	$95,561,000	2	5.847%	(3)	Super Senior/Sequential	AAA	AAA
Class 2-A-2	$22,267,000	2	5.847%	(3)	Super Senior/Sequential	AAA	AAA
Class 2-A-3(17)	$45,990,500	2	5.847%	(3)	Super Senior/Sequential	AAA	AAA
Class 2-A-3M(17)	$45,990,500	2	5.597%	(4)	Super Senior/Sequential/Exchangeable	AAA	AAA
Class 2-A-3S(17)	$45,990,500(5)	2	0.250%	(6)	Senior/Exchangeable/Interest Only	AAA	AAA
Class 2-A-3L(17)	$45,990,500	2	5.347%	(7)	Super Senior/Sequential/Exchangeable	AAA	AAA
Class 2-A-3F(17)	$45,990,500(8)	2	0.500%	(9)	Senior/Exchangeable/Interest Only	AAA	AAA
Class 2-A-4	$8,100,900	2	5.847%	(3)	Senior Support	AAA	AAA
Class 3-A-1	$150,000,000	3	6.041%	(10)	Senior	AAA	AAA
Class 3-A-2(17)	$171,614,900	3	6.041%	(10)	Super Senior	AAA	AAA
Class 3-A-2M(17)	$171,614,900	3	5.791%	(11)	Super Senior /Exchangeable	AAA	AAA
Class 3-A-2S(17)	$171,614,900(12)	3	0.250%	(13)	Senior/Exchangeable/Interest Only	AAA	AAA
Class 3-A-3	$8,486,500	3	6.041%	(10)	Senior Support	AAA	AAA
Class B-1	$17,281,400	1-3	5.848%	(14)	Subordinate	(16)	AA
Class B-2	$5,040,300	1-3	5.848%	(14)	Subordinate	(16)	A
Class B-3	$3,960,200	1-3	5.848%	(14)	Subordinate	(16)	BBB
Class A-R	$100	1	5.507%	(2)	Senior/Residual	AAA	AAA

NON-OFFERED CERTIFICATES
Class B-4	$2,520,100	1-3	5.848%	(14)	Subordinate	(16)	BB
Class B-5	$1,800,100	1-3	5.848%	(14)	Subordinate	(16)	B
Class B-6	$1,800,504	1-3	5.848%	(14)	Subordinate	(16)	(16)

(1)

These balances are approximate and are subject to an increase or decrease of up to 5%, as described in this prospectus supplement.

(2)

On each distribution date, interest will accrue on the Class 1-A-1, Class 1-A-2 and Class A-R Certificates based upon the weighted average of the net interest rates on the pool 1 mortgage loans, as described in this prospectus supplement.

(3)

On each distribution date, interest will accrue on the Class 2-A-1, Class 2-A-2, Class 2-A-3 and Class 2-A-4 Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans, as described in this prospectus supplement.

(4)

On each distribution date on or prior to the distribution date in April 2014, interest will accrue on the Class 2-A-3M Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans minus 0.25%.  On each distribution date after the distribution date in April 2014, interest will accrue on the Class 2-A-3M Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans.

(5)

On each distribution date, the class notional amount of the Class 2-A-3S Certificates will be equal to the class principal amount of the Class 2-A-3M Certificates immediately prior to that distribution date.

(6)

On each distribution date on or prior to the distribution date in April 2014, the per annum certificate interest rate applicable to the Class 2-A-3S Certificates will equal 0.25%.  On each distribution date after the distribution date in April 2014, the certificate interest rate applicable to the Class 2-A-3S Certificates will equal zero and the Class 2-A-3S Certificates will not be entitled to payments in respect of interest.

(7)

On each distribution date on or prior to the distribution date in April 2014, interest will accrue on the Class 2-A-3L Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans minus 0.50%.  On each distribution date after the distribution date in April 2014, interest will accrue on the Class 2-A-3L Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans.

(8)

On each distribution date, the class notional amount of the Class 2-A-3F Certificates will be equal to the class principal amount of the Class 2-A-3L Certificates immediately prior to that distribution date.

(9)

On each distribution date on or prior to the distribution date in April 2014, the per annum certificate interest rate applicable to the Class 2-A-3F Certificates will equal 0.50%.  On each distribution date after the distribution date in April 2014, the certificate interest rate applicable to the Class 2-A-3F Certificates will equal zero and the Class 2-A-3F Certificates will not be entitled to payments in respect of interest.

(10)

On each distribution date, interest will accrue on the Class 3-A-1, Class 3-A-2 and Class 3-A-3 Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans, as described in this prospectus supplement.

(11)

On each distribution date on or prior to the distribution date in April 2017, interest will accrue on the Class 3-A-2M Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans minus 0.25%.  On each distribution date after the distribution date in April 2017, interest will accrue on the Class 3-A-2M Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans.

(12)

On each distribution date, the class notional amount of the Class 3-A-2S Certificates will be equal to the class principal amount of the Class 3-A-2M Certificates immediately prior to that distribution date.

(13)

On each distribution date on or prior to the distribution date in April 2017, the per annum certificate interest rate applicable to the Class 3-A-2S Certificates will equal 0.25%.  On each distribution date after the distribution date in April 2017, the certificate interest rate applicable to the Class 3-A-2S Certificates will equal zero and the Class 3-A-2S Certificates will not be entitled to payments in respect of interest.

(14)

Interest will accrue on the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates based upon the weighted average of the net interest rates on all of the pool 1, pool 2 and pool 3 mortgage loans, as described in this prospectus supplement.

(15)

The ratings are not recommendations to buy, sell or hold these certificates.  A rating may be changed or withdrawn at any time by the assigning rating agency. The ratings do not address the possibility that, as a result of principal prepayments, the yield on your certificates may be lower than anticipated. We refer you to “Ratings” in this prospectus supplement for a more complete discussion of the certificate ratings.

(16)

Such rating agency has not been asked to rate these certificates.

(17)

Each of these classes of certificates are exchangeable for certain other classes of offered certificates in the combinations identified in Annex C to this prospectus supplement.  See “Description of the Offered Certificates − Exchangeable Certificates” in this prospectus supplement.

CLASS	RECORD DATE(1)	DELAY/ ACCRUAL PERIOD(2)	INTEREST ACCRUAL CONVENTION	EXPECTED FINAL DISTRIBUTION DATE (3)	FINAL SCHEDULED DISTRIBUTION DATE (4)	MINIMUM DENOMINATION	INCREMENTAL DENOMINATIONS	CUSIP
OFFERED CERTIFICATES
Class 1-A-1	CM	24 day	30/360	April 2012	May 2037	$100,000	$1	46630UAA2
Class 1-A-2	CM	24 day	30/360	April 2012	May 2037	$100,000	$1	46630UAB0
Class 2-A-1	CM	24 day	30/360	March 2010	May 2037	$100,000	$1	46630UAC8
Class 2-A-2	CM	24 day	30/360	July 2011	May 2037	$100,000	$1	46630UAD6
Class 2-A-3	CM	24 day	30/360	March 2014	May 2037	$100,000	$1	46630UAE4
Class 2-A-3M	CM	24 day	30/360	March 2014	May 2037	$100,000	$1	46630UAF1
Class 2-A-3S	CM	24 day	30/360	March 2014	May 2037	$100,000	$1	46630UAG9
Class 2-A-3L	CM	24 day	30/360	March 2014	May 2037	$100,000	$1	46630UAH7
Class 2-A-3F	CM	24 day	30/360	March 2014	May 2037	$100,000	$1	46630UAJ3
Class 2-A-4	CM	24 day	30/360	March 2014	May 2037	$100,000	$1	46630UAK0
Class 3-A-1	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAL8
Class 3-A-2	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAM6
Class 3-A-2M	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAN4
Class 3-A-2S	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAP9
Class 3-A-3	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAQ7
Class B-1	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAR5
Class B-2	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAS3
Class B-3	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAT1
Class A-R	CM	24 day	30/360	May 2007	May 2037	$100	(5)	46630UAU8

NON-OFFERED CERTIFICATES
Class B-4	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAV6
Class B-5	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAW4
Class B-6	CM	24 day	30/360	March 2017	May 2037	$100,000	$1	46630UAX2

________________________________________________________

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.

(2)

24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date.

(3)

Calculated as described in this prospectus supplement under “Description of the Certificates — Expected Final Distribution Date.”

(4)

Calculated as described in this prospectus supplement under “Description of the Certificates — Final Scheduled Distribution Date”

(5)

The Class A-R Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of such class.